Viad Corp Announces Third Quarter 2013 Financial Results

Income from Continuing Operations per Share of $0.53

Income Before Other Items per Share of $0.69

PHOENIX, Oct. 25, 2013 /PRNewswire/ -- Viad Corp (NYSE:VVI) today announced third quarter 2013 income from continuing operations of $10.8 million, or $0.53 per diluted share. Viad's income before other items of $14.1 million, or $0.69 per diluted share, excludes restructuring charges of $0.02 per diluted share and non-cash impairment charges of $0.14 per diluted share. This compares to the company's prior guidance of income before other items in the range of $0.54 to $0.64 per share and 2012 third quarter income before other items of $1.01 per share. The expected decline from 2012 was driven primarily by negative show rotation in the Marketing & Events Group.

  Revenue was $236.5 million as compared to $307.5 million in 2012.
  Segment operating income was $24.6 million as compared to $34.2 million in 2012.
  Free cash flow was $21.8 million as compared to $45.2 million in 2012.
  Cash and cash equivalents were $120.1 million at September 30, 2013.
  Debt was $1.7 million, with a debt-to-capital ratio of 0.4% at September 30, 2013.

Paul B. Dykstra, chairman, president and chief executive officer, said, "Our results for the third quarter of 2013 beat our prior guidance. As previously indicated, results for the quarter were impacted by significant negative show rotation of about $70 million in revenue at our Marketing & Events Group. Despite this headwind, the Marketing & Events Group posted solid results for the quarter, with same-show revenue growth of 5.2 percent and continued progress against our margin improvement initiatives. The Travel & Recreation Group turned in a very good performance with all three of its business units posting higher revenue and operating income as compared to the 2012 third quarter."

Business Group Highlights

	Third Quarter				September 30 Year-to-Date
($ in millions)	2013	2012	Change		2013	2012	Change
Revenue:
Marketing & Events Group:
U.S.	$ 120.5	$ 168.4	$(47.9)	-28.4%	$ 494.4	$ 540.7	$(46.4)	-8.6%
International	40.3	67.8	(27.4)	-40.5%	169.0	180.2	(11.2)	-6.2%
Intersegment eliminations	(4.4)	(5.9)	1.5	25.9%	(10.3)	(11.7)	1.4	12.0%
Total	156.5	230.3	(73.8)	-32.1%	653.1	709.3	(56.2)	-7.9%
Travel & Recreation Group	80.0	77.2	2.8	3.7%	117.9	113.4	4.5	4.0%
Total	$236.5	$307.5	$(71.0)	-23.1%	$771.0	$822.7	$(51.7)	-6.3%

Segment operating income (loss):
Marketing & Events Group:
U.S.	$ (3.7)	$ (0.6)	$ (3.2)	**	$ 13.0	$ 12.2	$ 0.7	6.0%
International	(4.2)	3.4	(7.6)	**	5.8	9.6	(3.8)	-39.6%
Total	(7.9)	2.8	(10.8)	**	18.8	21.9	(3.1)	-14.1%
Travel & Recreation Group	32.5	31.3	1.2	3.8%	29.5	28.3	1.2	4.2%
Total	$ 24.6	$ 34.2	$ (9.6)	-28.0%	$ 48.3	$ 50.2	$ (1.9)	-3.7%

Operating margins:
Marketing & Events Group	-5.1%	1.2%	-630	bps	2.9%	3.1%	-20	bps
Travel & Recreation Group	40.7%	40.6%	10	bps	25.1%	25.0%	10	bps
Total	10.4%	11.1%	-70	bps	6.3%	6.1%	20	bps
** Change is greater than +/- 100 percent. Note: Calculated amounts presented above (including totals and percentages) are calculated using dollars in thousands.

Marketing & Events Group
For the third quarter of 2013, Marketing & Events Group revenue was $156.5 million with an operating loss of $7.9 million, which was in line with the company's prior guidance.

U.S. segment revenue was $120.5 million with an operating loss of $3.7 million, compared to 2012 third quarter revenue of $168.4 million and an operating loss of $585,000. Results for the U.S. segment were primarily impacted by negative show rotation revenue of approximately $57 million, partially offset by continued focus on margin improvement initiatives and same-show growth. In connection with ongoing efforts to optimize its U.S. service delivery network, the company sold its New Jersey facility and recognized a pre-tax gain of $4.8 million during the quarter. Base same-show revenue, defined as revenue from shows that the company produced out of the same city in both the current year quarter and the prior year quarter, increased 5.2 percent for the third quarter.

Third quarter International segment revenue was $40.3 million with an operating loss of $4.2 million, compared to 2012 third quarter revenue of $67.8 million and operating income of $3.4 million. Negative show rotation of approximately $13 million impacted results for the quarter as did the absence of revenue earned in 2012 in support of the Summer Olympic Games in London. Foreign exchange rate variances had an unfavorable impact on revenue of approximately $642,000 and a favorable impact on operating income of $172,000, compared to the 2012 quarter.

Dykstra said, "The Marketing & Events Group continues to benefit from our margin improvement initiatives, which helped to partially offset the impact of significant negative show rotation during the third quarter. Notably, we completed the relocation of our Washington DC area operations and we closed on the sale of our New Jersey facility, which will enable us to relocate those operations into a more efficient facility during the 2013 fourth quarter. We also successfully renewed contracts with a number of large customers and achieved a number of competitive takeaways during the third quarter. Year-to-date we've made good progress in improving operating costs and we're also seeing good traction on the sales side. We expect these benefits to be more fully reflected in 2014 and beyond."

Travel & Recreation Group
Third quarter results for the Travel & Recreation Group exceeded the company's prior guidance with revenue of $80.0 million and operating income of $32.5 million, as compared to 2012 third quarter revenue of $77.2 million and operating income of $31.3 million. Foreign exchange rate variances had an unfavorable impact on revenue and operating income of $1.8 million and $812,000, respectively, versus the comparable quarter in 2012.

Dykstra said, "The momentum that was building in the second quarter, prior to the flooding in Canada, reemerged during the third quarter. Brewster, Glacier Park and Alaska Denali Travel all reported increased revenue and operating income as compared to the third quarter of 2012, spurred by greater visitation to our attractions and higher occupancy rates at most of our lodges and hotels. We are particularly pleased with the performance at Brewster, which recovered nicely from the flooding that occurred in late June, and Glacier Park where we had a record year. All of our Glacier Park properties, both inside and outside of the park, posted higher third quarter RevPAR in 2013 as compared to the prior year. Glacier Park's Grouse Mountain Lodge, which we purchased in 2011, experienced significant year-over-year growth resulting from our refresh efforts.

"I'm also excited to report that construction of the Glacier Skywalk is now essentially complete and the breathtaking visitor experience that we envisioned is coming to fruition. We began offering tours for the media and travel industry professionals earlier this month and the feedback has been very positive."

Non-Cash Impairment Charges
Approximately 49 percent of the revenue generated by Viad's Glacier Park, Inc. ("Glacier Park") business unit in 2012 was earned under a contract to provide concessions within Glacier National Park (with the consolidated Glacier Park business contributing $5.6 million of the Travel & Recreation Group's total segment operating income for that year). During the 2013 third quarter, and as previously announced in August 2013, Viad was notified by the National Park Service that the new concession contract, commencing in 2014, was awarded to another concessionaire. As a result, management revised its outlook for future revenues and earnings from Glacier Park, and performed an impairment evaluation of goodwill. Based on this evaluation, management determined that impairment charges were necessary and recorded non-cash charges of $4.5 million pretax ($2.2 million after-tax and non-controlling interest, or $0.11 per share) representing all goodwill at Glacier Park. Following the expiration of its concession contract, Glacier Park is entitled to receive cash payments of approximately $30 million from the National Park Service and the new concessionaire.

The 2013 third quarter impairment charges also included $952,000 pre-tax ($600,000 after-tax, or $0.03 per share) related to the write-off of certain assets within Viad's Marketing & Events Group.

Viad uses a discounted cash flow methodology to estimate the fair value of its reporting units and intangible assets, which requires estimates and assumptions regarding expected future cash flows, terminal values and a discount rate. The estimates and assumptions are based on historical experience, financial forecasts and industry trends and conditions and have inherent uncertainties. Different assumptions could lead to materially different results.

2013 Outlook
Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Dykstra said, "We realized improved results year-to-date as compared to 2012, reflecting growth in the Travel & Recreation Group and lower costs within the Marketing & Events Group and the corporate office. We remain committed to achieving our goal of a 2.5 percent operating margin for the Marketing & Events Group in 2013. Looking ahead to 2014, we are confident that the operational and financial performance of our Marketing & Events Group will benefit from positive show rotation, contract renewals, new business wins and a more efficient cost structure in our U.S. service delivery network. We are also heartened by the strength exhibited in our Travel & Recreation Group during the 2013 season, which is essentially complete, and we look forward to the grand opening of the Glacier Skywalk at the beginning of the 2014 season."

2013 Full Year Guidance

Marketing & Events Group

  Total revenue is expected to decrease at a mid single-digit rate compared to 2012.
    Base same-show revenue is expected to increase at a low single-digit rate in the U.S. Base same shows are defined as shows that take place in the same city during the same quarter each year.
    Show rotation is expected to have a net negative impact on full year revenue of approximately $50 million. Show rotation refers to shows that occur less frequently than annually, as well as annual shows that shift quarters from one year to the next
    First quarter show rotation had a positive impact on revenue of approximately $10 million
    Second quarter show rotation had a positive impact on revenue of approximately $9 million
    Third quarter show rotation had a negative impact on revenue of approximately $70 million
    Fourth quarter show rotation is expected to have a slight positive impact on revenue.
    Exchange rate variances are expected to negatively impact revenue by approximately $5 million versus 2012.
  Operating margins are expected to reach approximately 2.5 percent versus 2.0 percent in 2012. The improvement in margins on lower revenues is expected to be driven by continued execution against our Service Delivery Network and Labor Management initiatives, in addition to lower administrative overhead expenses.

Travel & Recreation Group

  Revenue is expected to increase by a low single-digit rate from 2012. Exchange rate variances are expected to negatively impact revenue by approximately $3 million versus 2012.
  Operating margins are expected to be in the range of 19 percent to 20 percent, as compared to 19.5 percent in 2012.

Corporate & Other

  Corporate activities expense is expected to approximate $7 million.
  Exchange rates for the fourth quarter of 2013 are assumed to approximate $0.96 U.S. Dollars per Canadian Dollar and $1.57 U.S. Dollars per British Pound (on a weighted-average basis). Exchange rate variances are expected to negatively impact full year income by approximately $0.02 per share versus 2012.
  The effective tax rate on income before other items is assumed to approximate 30 to 32 percent, as compared to 28.6 percent in 2012.

2013 Fourth Quarter Guidance

For the fourth quarter, Viad's loss per share is expected to be in the range of $0.25 to $0.16 as compared to 2012 fourth quarter loss before other items of $0.34 per share. Revenue is expected to be in the range of $188 million to $200 million as compared to $202.6 million in the 2012 fourth quarter. Segment operating loss is expected to be in the range of $4 million to $1.5 million as compared to the 2012 fourth quarter loss of $8.4 million. The expected profit improvement primarily reflects an ongoing focus on margin improvement from the Marketing & Events Group.

Implicit within this guidance, are the following group revenue and operating income expectations:

($ in millions)	Group Revenue				Group Operating Income (Loss)
		2013 Guidance				2013 Guidance
	2012	Low End	High End		2012	Low End	High End

Marketing & Events Group	$ 192.8	$180	to	$190	$(4.0)	$ 1.0	to	$ 2.5
Travel & Recreation Group	$ 9.8	$8	to	$10	$(4.4)	$(5.5)	to	$(3.5)

Special Dividend Announcement
As announced in a separate press release today, the Viad Board of Directors declared a special cash dividend of $2.50 per share, or approximately $50.8 million in the aggregate. The Board also expects to declare an additional special cash dividend of $1.50 per share, or approximately $30.5 million in the aggregate, which would be payable in January 2014.

Conference Call and Web Cast
Viad Corp will hold a conference call with investors and analysts for a review of third quarter 2013 results on Friday, October 25 at 9 a.m. (ET). To join the live conference, call (800) 857-4380, passcode "Viad," or access the webcast through Viad's Web site at www.viad.com. A replay will be available for a limited time at (866) 460-9740 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad
Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, composed of Global Experience Specialists and affiliates, and its Travel & Recreation Group, composed of Brewster Travel Canada, Glacier Park, Inc. and Alaska Denali Travel. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements
As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, capital allocations, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, as well as the timing of receipt of possessory interest and personal property payments in connection with the Glacier National Park concession contract, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad's annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

Contacts:
Joe Diaz	Carrie Long
Lytham Partners	Viad Corp
(602) 889-9660	(602) 207-2681
diaz@lythampartners.com	IR@viad.com
VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended September 30,				Nine months ended September 30,
(000 omitted, except per share data)	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change

Revenues	$ 236,473	$ 307,457	$ (70,984)	-23.1%	$ 770,950	$ 822,679	$ (51,729)	-6.3%

Segment operating income	$ 24,624	$ 34,182	$ (9,558)	-28.0%	$ 48,332	$ 50,213	$ (1,881)	-3.7%
Corporate activities (Note A)	(2,034)	(2,036)	2	0.1%	(4,007)	(6,000)	1,993	33.2%
Restructuring charges (Note B)	(714)	(608)	(106)	-17.4%	(2,207)	(3,511)	1,304	37.1%
Impairment charges (Note C)	(5,413)	-	(5,413)	**	(5,413)	-	(5,413)	**
Net interest expense	(164)	(178)	14	7.9%	(508)	(546)	38	7.0%
Income from continuing operations before income taxes	16,299	31,360	(15,061)	-48.0%	36,197	40,156	(3,959)	-9.9%
Income taxes	(4,557)	(10,304)	5,747	55.8%	(10,605)	(13,084)	2,479	18.9%
Income from continuing operations	11,742	21,056	(9,314)	-44.2%	25,592	27,072	(1,480)	-5.5%
Income from discontinued operations (Note D)	1,006	-	1,006	**	1,006	639	367	57.4%
Net income	12,748	21,056	(8,308)	-39.5%	26,598	27,711	(1,113)	-4.0%
Net income attributable to noncontrolling interest	(893)	(1,080)	187	17.3%	(425)	(618)	193	31.2%
Net income attributable to Viad	$ 11,855	$ 19,976	$ (8,121)	-40.7%	$ 26,173	$ 27,093	$ (920)	-3.4%

Amounts Attributable to Viad Common Stockholders:
Income from continuing operations	$ 10,849	$ 19,976	$ (9,127)	-45.7%	$ 25,167	$ 26,454	$ (1,287)	-4.9%
Income from discontinued operations	1,006	-	1,006	**	1,006	639	367	57.4%
Net income	$ 11,855	$ 19,976	$ (8,121)	-40.7%	$ 26,173	$ 27,093	$ (920)	-3.4%

Diluted income per common share (Note E):
Income from continuing operations
attributable to Viad common shareholders	$ 0.53	$ 0.99	$ (0.46)	-46.5%	$ 1.24	$ 1.31	$ (0.07)	-5.3%
Income from discontinued operations
attributable to Viad common shareholders	0.05	-	0.05	**	0.05	0.03	0.02	66.7%
Net income attributable to Viad common
shareholders	$ 0.58	$ 0.99	$ (0.41)	-41.4%	$ 1.29	$ 1.34	$ (0.05)	-3.7%

Basic income per common share (Note E):
Income from continuing operations
attributable to Viad common shareholders	$ 0.53	$ 0.99	$ (0.46)	-46.5%	$ 1.24	$ 1.31	$ (0.07)	-5.3%
Income from discontinued operations
attributable to Viad common shareholders	0.05	-	0.05	**	0.05	0.03	0.02	66.7%
Net income attributable to Viad common
shareholders	$ 0.58	$ 0.99	$ (0.41)	-41.4%	$ 1.29	$ 1.34	$ (0.05)	-3.7%

Common shares treated as outstanding for
income per share calculations:
Weighted-average outstanding common shares	19,868	19,721	147	0.7%	19,839	19,694	145	0.7%

Weighted-average outstanding and potentially
dilutive common shares	20,191	20,017	174	0.9%	20,188	19,993	195	1.0%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY RESULTS
(UNAUDITED)

(A)	Corporate Activities - The decrease in corporate activities for the nine months ended September 30, 2013, was primarily due to lower performance-based
	compensation expense in the 2013 period as well as higher legal costs in 2012 related to employee benefits associated with previously divested operations.

(B)	Restructuring Charges — During the nine months ended September 30, 2013 and 2012, Viad recorded restructuring charges of $2.2 million ($1.5 million after-tax)
	and $3.5 million ($2.2 million after-tax), respectively. The charges primarily related to facility consolidations and the elimination of certain positions in the
	Marketing & Events Group.

(C)	Impairment Charges — Impairment charges during the three and nine months ended September 30, 2013 primarily related to the non-cash write-down of
	goodwill at Glacier Park of $4.5 million ($2.8 million after-tax). In addition, Viad recorded impairment charges of $952,000 ($600,000 after-tax) related to the
	write-off of certain assets within the Marketing & Events Group.

(D)	Income from Discontinued Operations — Income from discontinued operations for the nine months ended September 30, 2013 and 2012 was $1.0 million and
	$639,000, respectively. Both of these amounts related to the sale of land associated with previously sold operations.

(E)	Income per Common Share — Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:

	Three months ended September 30,				Nine months ended September 30,
(000 omitted, except per share data)	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change

Net income attributable to Viad	$ 11,855	$ 19,976	$ (8,121)	-40.7%	$ 26,173	$ 27,093	$ (920)	-3.4%
Less: Allocation to nonvested shares	(264)	(532)	268	50.4%	(605)	(735)	130	17.7%
Net income allocated to Viad common shareholders	$ 11,591	$ 19,444	$ (7,853)	-40.4%	$ 25,568	$ 26,358	$ (790)	-3.0%

Weighted-average outstanding common shares	19,868	19,721	147	0.7%	19,839	19,694	145	0.7%

Basic income per common share attributable to
Viad common shareholders	$ 0.58	$ 0.99	$ (0.41)	-41.4%	$ 1.29	$ 1.34	$ (0.05)	-3.7%

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended September 30,				Nine months ended September 30,
(000 omitted)	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change

Income before other items (Note A):
Income from continuing operations
attributable to Viad	$ 10,849	$ 19,976	$ (9,127)	-45.7%	$ 25,167	$ 26,454	$ (1,287)	-4.9%
Impairment charges, net of tax	2,815	-	2,815	**	2,815	-	2,815	**
Restructuring charges, net of tax	436	392	44	-11.2%	1,500	2,225	(725)	32.6%
Income before other items	$ 14,100	$ 20,368	$ (6,268)	-30.8%	$ 29,482	$ 28,679	$ 803	2.8%

(per diluted share)

Income before other items:
Income from continuing operations
attributable to Viad	$ 0.53	$ 0.99	$ (0.46)	-46.5%	$ 1.24	$ 1.31	$ (0.07)	-5.3%
Impairment charges, net of tax	0.14	-	0.14	**	0.14	$ -	0.14	**
Restructuring charges, net of tax	0.02	0.02	-	0.0%	0.07	0.11	(0.04)	36.4%
Income before other items	$ 0.69	$ 1.01	$ (0.32)	-31.7%	$ 1.45	$ 1.42	$ 0.03	2.1%

	Three months ended September 30,				Nine months ended September 30,
(000 omitted)	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change

Adjusted EBITDA (Note A):
Net income attributable to Viad	$ 11,855	$ 19,976	$ (8,121)	-40.7%	$ 26,173	$ 27,093	$ (920)	-3.4%
Income from discontinued operations	(1,006)	-	(1,006)	**	(1,006)	(639)	(367)	57.4%
Impairment charges	5,413	-	5,413	**	5,413	-	5,413	**
Interest expense	286	331	(45)	13.6%	905	991	(86)	8.7%
Income taxes	4,557	10,304	(5,747)	55.8%	10,605	13,084	(2,479)	18.9%
Depreciation and amortization	7,439	8,560	(1,121)	13.1%	21,777	23,560	(1,783)	7.6%
Adjusted EBITDA	$ 28,544	$ 39,171	$ (10,627)	-27.1%	$ 63,867	$ 64,089	$ (222)	-0.3%

	Three months ended September 30,				Nine months ended September 30,
(000 omitted)	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change

Free Cash Flow (Outflow) (Note A):
Net cash provided by operating activities	$ 35,068	$ 51,821	$ (16,753)	-32.3%	$ 27,333	$ 68,806	$ (41,473)	-60.3%
Less:
Capital expenditures	(11,222)	(5,824)	(5,398)	-92.7%	(26,927)	(19,912)	(7,015)	-35.2%
Dividends paid	(2,029)	(806)	(1,223)	**	(6,095)	(2,429)	(3,666)	**
Free cash flow (outflow)	$ 21,817	$ 45,191	$ (23,374)	-51.7%	$ (5,689)	$ 46,465	$ (52,154)	**

** Change is greater than +/- 100 percent

(A)	Income before other items, Adjusted EBITDA and Free Cash Flow are supplemental to results presented under accounting principles generally
	accepted in the United States of America ("GAAP") and may not be comparable to similarly titled measures presented by other companies. These
	non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity.
	Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad's
	business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

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